Exhibit 10.27

EXPLORATION AGREEMENT WITH

OPTION TO FORM JOINT VENTURE

(ANGEL WINGS PROJECT)

THIS EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE (ANGEL WINGS PROJECT) (the “Agreement”) is made effective this 15th day of May, 2007 (the “Effective Date”) by and between MIRANDA U.S.A., INC., a Nevada corporation (“Miranda”); and WHITE BEAR RESOURCES INC., a British Columbia corporation (“White Bear”).

RECITALS

A.

Miranda controls the “Angel Wings” group of eighty-seven (87) unpatented lode mining claims situated in Elko County, Nevada.  The claims are more particularly described on Exhibit A attached hereto.

The claims are subject to a “Mining Lease” dated October 17, 2005 between Greg and Heidi Kuzma as Owners and Miranda U.S.A. Inc. as Lessee.  A copy of the Kuzma Lease is attached hereto as Exhibit B.  The Kuzma Lease has been modified by a “First Amendment to Mining Lease” dated December 19, 2006.  A copy of the First Amendment is attached hereto as Exhibit C.

These claims and leasehold interest, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property.”

B.

White Bear wishes to acquire an interest in the Property by making certain cash payments and stock distributions to Miranda and funding a work program on the Property pursuant to Section 1.1 of this Agreement.

C.

Following completion of the work program and satisfaction of the terms and conditions of Section 1.1 of this Agreement, White Bear and Miranda may form a Joint Venture for further exploration and development of the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Exploration Agreement

1.1

Option to Earn 60% Interest. Miranda hereby grants to White Bear the exclusive option to earn an undivided sixty percent (60%) interest in the Property by funding TWO MILLION DOLLARS ($2,000,000.00) in exploration activities over a five-year period.  In order to earn this interest, White Bear shall undertake the following:

a.

White Bear shall pay Miranda the sum of THIRTY THOUSAND DOLLARS ($30,000.00) upon execution of this Agreement.  This payment shall not be credited against the earn-in obligation of White Bear.

b.

Within ten  (10) days following execution of this Agreement, White Bear shall issue to Miranda ONE HUNDRED THOUSAND (100,000) shares of its common stock.  This share distribution shall be subject to the rules and regulations of the TSX Exchange and other regulatory agencies, including a four-month holding period prescribed by the laws of British Columbia.  The value of these shares shall not be credited against the earn-in obligation of White Bear.

c.

White Bear agrees to spend a minimum of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) in Exploration Expenditures on the Property within one (1) year following the Effective Date.  The term “Exploration Expenditures” shall include monies expended on geological, geophysical, and geophysical surveys on the Property; sampling, trenching, and drilling; federal claim maintenance payable to the Nevada Bureau of Land Management; recording fees payable to Elko County in connection with the recording of Affidavits and Notices of Intent to Hold; payments made to Greg and Heidi Kuzma pursuant to the “Kuzma Lease”; and related exploration costs.  This is a binding commitment and cannot be cancelled through termination of this Agreement.  Any shortfall in expenditures shall be paid to Miranda at the end of the contract year.

d.

Thereafter, White Bear may elect to continue funding of Exploration Expenditures on the Property by completing the following expenditure requirements:

Year of Agreement	Amount of Expenditures
2	Additional $300,000.00
3	Additional $400,000.00
4	Additional $500,000.00
5	Additional $500,000.00

 Any excess of expenditures in one year shall be carried forward as a credit against the subsequent years’ expenditures.

e.

At such time as White Bear has expended TWO MILLION DOLLARS ($2,000,000.00) in exploration expenditures in accordance with Sections 1.1(c) and 1.1(d) above, White Bear will have earned an undivided 60% interest in the Property.  White Bear shall then elect within ninety (90) days (1) to earn an additional nineteen (10%) interest in the Property in accordance with Section 1.2 below, or (2) to form a 60% joint venture with Miranda in accordance with Section 3 below.

1.2

Option to Earn Additional 10% Interest

a.

Upon electing to earn an additional 10% interest in the Property in accordance with Section 1.1(e) above, White Bear must complete a Positive Feasibility Study (also known as a Bankable Feasibility Study) with respect to the Property.  The Feasibility Study must (1) be based on sound engineering principles and mine operating criteria generally acceptable under Nevada mining industry practices and standards for projects in similar operating environments, (2) be in a form acceptable to pertinent securities commissions in either or both the United States and Canada and to mine lending institutions for the purpose of determining whether or not to extend mine construction financing to the companies, and (3) demonstrate an adequate return on investment, such that a reasonable mine lending institution would agree to provide financing for mine construction on commercially reasonable terms.

White Bear shall have a period of five (5) years following its election to earn an additional ten percent (10%) interest in which to complete the Positive Feasibility Study.  During each of these five years, White Bear shall incur expenditures of ONE MILLION DOLLARS ($1,000,000.00) or more each year, including all costs of maintaining the Properties.

b.

Alternatively, White Bear may elect not to complete a Positive Feasibility Study, but instead to form a 60% Joint Venture with Miranda in accordance with Section 3.  In order to retain its 60% interest in the Property, White Bear must then expend a minimum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) on the Property during each year following its election to form a 60% Joint Venture.  For each cumulative ONE MILLION DOLLARS ($1,000,000.00) in additional expenditures, White Bear will earn an additional one percent (1%) Participating Interest in the Joint Venture, for a maximum additional Participating Interest of ten percent (10%).  Any funds previously expended by White Bear on a feasibility study shall be applied as a credit toward the additional earn-in obligation.  When White Bear has incurred additional expenditures in a cumulative amount of TEN MILLION DOLLARS ($10,000,000.00), the parties Participating Interests in the Joint Venture will be as follows:

White Bear

70%

Miranda

30%

The parties agree that White Bear shall be relieved of its annual expenditure obligation during periods when the price of gold is at or below $300.00 per ounce.  The period for White Bear’s earn-in shall be extended during such periods of force majeure, but the total amount of $10,000,000.00 must be expended on the Property.  A condition of economic force majeure shall not relieve White Bear from its obligation to maintain the claims in good standing.

If White Bear does not expend the required $500,000.00 per year, it shall be deemed to have elected to withdraw from the Joint Venture, the Joint Venture shall be terminated, and the Property shall revert to Miranda.

1.3

Funding of Exploration Activities.  Prior to the commencement of each contract year, White Bear shall prepare a Work Plan and Budget (“Plan”) setting forth the description and amount of White Bear’s proposed expenditures.  Miranda shall review and comment upon the Plan within fifteen (15) days of its submission.  However, White Bear, as Operator during the earn-in period, shall have the final say regarding the Plan.  White Bear may charge an overhead fee of ten percent (10%) on all expenditures except the claim maintenance fees described in Section 1.4 below.  White Bear may, in its sole discretion, elect to nominate Miranda as its contractor to plan and implement exploration activities on the Property in accordance with the Service Agreement attached hereto as Exhibit D.

1.4

Claim Maintenance.  So long as the Agreement has not been terminated prior to June 1 of each year, White Bear shall have the obligation to maintain the claims in good standing.  White Bear shall pay the federal claim maintenance fees to the Nevada Bureau of Land Management by August 1 of each year, and White Bear shall record an Affidavit and Notice of Intent to Hold with the Elko County Recorder not later than October 1 of each year.  White Bear shall promptly provide evidence of these filings to Miranda.  These payments shall be credited against White Bear’s work expenditure requirements.

1.5

Lease Maintenance.  White Bear shall also assume and discharge the obligation to make all payments required under the Kuzma Lease.  More particularly, White Bear shall pay to Kuzma annual advance minimum royalties specified in Section 1.2(b) of the Kuzma Lease not later than September 17 of each year and provide evidence of payment to Miranda immediately thereafter.

1.6

Area of Interest.  The Parties hereby establish an area of interest extending one (1) mile from the exterior boundaries of the Property (and including any interior fractions).  Any mineral claims or rights acquired by either Miranda or White Bear within the Area of Interest shall be subject to the terms of this Agreement.

SECTION TWO

Conduct of Exploration Work

The following provisions shall govern exploration activities on the Property during the term of the Exploration Agreement described in Section 1 above.

2.1

Conduct of Work.  White Bear shall perform its exploration activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of exploration and mining operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.2

Liability and Insurance. White Bear shall defend, indemnify, and hold Miranda harmless from any claims, demands, or liabilities arising from acts of gross negligence or willful misconduct on the part of White Bear.  White Bear shall obtain and carry a policy of public liability insurance in the minimum amounts of $1,000,000.00 or more for personal injury and $300,000.00 for property damage, protecting White Bear and Miranda against any claims for injury to persons or damage to property resulting from White Bear’s operations.  White Bear shall provide Miranda with a certificate of insurance evidencing such insurance.

2.3

Liens.  White Bear shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at White Bear’s request.  However, a lien on the Property shall not constitute a default if White Bear, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity  of the lien has been adjudicated adversely to White Bear.

2.4

Acquisition of Permits.  White Bear shall acquire all federal, state, and local permits required for its operations.  White Bear shall be responsible for reclamation of only those areas disturbed by White Bear’s activities.  White Bear will post any operating and reclamation bonds required by regulatory agencies for work on the Property.  The bond will revert to White Bear upon satisfactory completion of the reclamation program.

2.5

Inspection of Property.  Miranda, or Miranda’s authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at Miranda’s own risk and so as not to hinder unreasonably the operations of White Bear.  Miranda shall indemnify and hold White Bear harmless from any damage, claim, or demand by reason of injury to Miranda or Miranda’s agents or representatives on the Property or the approaches thereto.

2.6

Inspection of Accounts.  White Bear shall keep accurate books and records of accounts reflecting its exploration activities on the Property, and Miranda shall have the right, either itself or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of White Bear pertaining to  operations on the Property.

SECTION THREE

Joint Venture

3.1

Formation of Joint Venture.  If White Bear elects to form a 60% Joint Venture with Miranda in accordance with Section 1.2(b) above, the parties shall proceed to join a Joint Venture in the general format of Form 5A (“Form 5A”) prepared by the Rocky Mountain Mineral Law Foundation.  The parties may mutually agree to use Form 5A-LLC in place of Form 5A, and all references in this Agreement to Form 5A shall then refer to Form 5A-LLC.

3.2

Participating Interests.  In the event that White Bear elects to hold a 60% interest in the Property following its expenditure of $2,000,000.00, White Bear shall have a Participating Interest of 60% and Miranda will have a Participating Interest of 40%.  The deemed value of Miranda’ Participating Interest shall be ONE MILLION THREE HUNDRED THIRTY-THREE THOUSAND THREE HUNDERED AND THIRTY THREE DOLLARS ($1,333,333.00).  Thereafter, White Bear’s interest shall be increased by one percent (1%) for each additional $1,000,000.00 expended on the Property, up to a maximum of 70%.  Following White Bear’s expenditure of a total of $12,000,000.00 on the Property, the value of Miranda’s Participating Interest shall be FIVE MILLION ONE HUNDRED FORTY-TWO THOUSAND EIGHT HUNDRED FIFTY-SEVEN DOLLARS ($5,142,857.00)

If White Bear elects to earn a 70% interest in the Property by funding a Positive Feasibility Study, upon completion of such Positive Feasibility Study, the Participating Interest of White Bear shall be 70% and the Participating Interest of Miranda shall be 30%.  The value of White Bear’s Participating Interest shall be the amount actually expended by White Bear in funding activities on the Property through a Positive Feasibility Study, and the deemed value of Miranda’ Participating Interest shall be calculated so that it represents 30% of the total expenditures on the Property.

3.3

Operator.  Following formation of the Joint Venture, White Bear shall be the Operator of the Joint Venture.  A Management Committee, consisting of two representatives of each party, shall be responsible for approving programs and budgets and for determining the general policies and directions to be adopted by the Operator in the conduct of its operations.  The Management Committee shall meet at least once annually and otherwise on ten (10) days’ advance written notice given by either party.  In the event that the members of the Management Committee are unable to reach a decision regarding a program and budget to govern the operations of the Joint Venture for the ensuing year, the party having the majority Participating Interest shall have the deciding vote.

3.4

Cash Calls and Dilution.  Following approval of an annual program and budget, the Operator shall make cash calls from time to time for the conduct of operations.  A party whose Participating Interest falls below five percent (5%) shall be deemed to have withdrawn from the Joint Venture, and thereafter that party shall be entitled to receive 1% of net smelter returns derived from the Property.  The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by the Operator:

a.

Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

b.

Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and

c.

Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Operator, charges, costs and penalties for such operations shall mean the amount Operator would have incurred if such operations were carried out at facilities not owned or controlled by Operator then offering comparable services for comparable products on prevailing terms.

Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter.  All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

SECTION FOUR

Termination and Default

4.1

Termination.  Subject to satisfaction of the provisions of Sections 1.1(b) and 1.1(c) above, White Bear shall have the right to terminate this Agreement at its sole discretion at any time by giving ninety (90) days’ advance written notice to Miranda.  Upon termination, Miranda shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate.  White Bear will provide Miranda with all factual data, maps, assays, and reports pertaining to the Property.  White Bear will also deliver a Quitclaim Deed to Miranda.

4.2

Default.  If White Bear fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Miranda hereunder, Miranda may declare White Bear in default by giving White Bear written notice of default which specifies the obligation(s) which White Bear has failed to perform.  If White Bear fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, Miranda may terminate this Agreement and White Bear shall peaceably surrender possession of the Property to Miranda.  Notice of termination shall be in writing and served in accordance with this Agreement.

SECTION FIVE

Notices and Payments

5.1

Notices.  All notices to White Bear or Miranda shall be in writing and shall be hand delivered, sent by courier, or sent by certified or registered mail, return receipt requested, to the addresses below.  Notice of any change in address shall be given in the same manner.  All notices shall be effective upon receipt.

TO MIRANDA:

Miranda Gold (U.S.) Corporation

59 Philoree Lane

Reno, Nevada 89511

And to:

Miranda Gold Corp.

Unit 1, 15782 Marine Drive

White Rock, British Columbia

Canada V4B 1E6

With a copy to:

Richard W. Harris, Esq.

Harris & Thompson

6121 Lakeside Drive, Suite 260

Reno, Nevada 89511

TO WHITE BEAR:

White Bear Mining Corporation

_____________________________

_____________________________

5.2

Payments.  All payments shall be in U.S. currency payable to Miranda at the Reno address above.

SECTION SIX

Assignment

No party may assign its interest in this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

SECTION SEVEN

Representation of Title

7.1

Warranty.  With respect to the Kuzma Mining Lease, Miranda represents that the Lease is presently in good standing and that Miranda has received no notice of default from the Lessor.  Miranda is in the process of obtaining the Lessors’ consent to assignment of the Mining Lease to this Agreement.

Miranda represents, to the best of its knowledge, that the unpatented mining claims comprising the Property are valid under the mining laws of the United States and the State of Nevada; that Miranda has and will continue to have the right to commit the Property to this Agreement; and that Miranda is not aware of any claim disputes, legal actions, or environmental hazards affecting the Property.

7.2

Encumbrances.  To the best of Miranda’s knowledge, the Property is subject only to the Mining Lease described in Recital A and attached hereto as Exhibit B.

SECTION EIGHT

Force Majeure

8.1

Suspension of Obligations.  If Miranda or White Bear is prevented by Force Majeure from timely performance of any of its obligations hereunder, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure.  Upon the occurrence and upon the termination of Force Majeure, Miranda or White Bear shall promptly notify the other party in writing.  Miranda or White Bear shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

8.2

Definition of Force Majeure.  “Force Majeure” means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen, material, or fuel supplies; unavailability of equipment, including drill rigs with qualified drillers; delay in transportation; acts of God; and a shutdown of the U.S. banking system.

SECTION NINE

Miscellaneous Provisions

9.1

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

9.2

Applicable Law.  The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

9.3

Entire Agreement.  This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

9.4

Recording Memorandum of Agreement.  The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Elko County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

9.5

Void or Invalid Provisions.  If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

9.6

Time of the Essence.  Time is of the essence of this Agreement and each and every part thereof.

9.7

No Partnership.  Nothing in this Agreement shall create a partnership between Miranda and White Bear.

9.8

Press Releases.  Prior to issuing any press release or other disclosure of information regarding the Iron Point Project, White Bear or Miranda, as the case may be, shall submit its press release or information disclosure to the other party for review and approval.  If no comments or approval have been given by the receiving party within two (2) working days following receipt, the press release or information distribution shall be deemed approved.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MIRANDA U.S.A., INC., a Nevada corporation

/S/ Kenneth D. Cunningham

By

      KENNETH D. CUNNINGHAM, President

WHITE BEAR MINING CORPORATION,

    a British Columbia corporation

/s/ Byron Coulthard

By    BYRON COULTHARD, President